UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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☒	Soliciting Material Pursuant to §240.14a-12

NEOS ETF Trust

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Hey, everybody. Welcome back to Dividend Stockpile. So today we have some big news in the ETF industry. I'm joined again by Troy Cates, co-founder and managing partner over at NEOS Investments. And last week on August 12th, NEOS Investments announced it has agreed to join Goldman Sachs Asset Management. So I asked Troy to come on the channel to walk through this announcement firsthand and let us know as investors of NEOS ETFs what this is all about. So Troy, first, congratulations and welcome back to the channel.

00:27

Thank you. And thanks for having me. Happy to be here and happy to answer any questions you might have or anything you might have heard to walk through the announcement and hopefully clear some things up if there's any confusion out there and what this means for individual investors.

00:40

Absolutely. And you've always been a great partner for the channel, really been able to explain what's going on. So I'm really excited to have you on to talk through this one. You know, I woke up Wednesday morning, August 12th, with the news that NEOS was joining Goldman Sachs Asset Management. And that was quite the surprise. So we'd love to just kind of dig through like the overview of what this announcement is all about and what it means.

01:01

Yeah, so Goldman Sachs is looking to acquire NEOS 100% of the firm. But the exciting part about that for us, the founders, the partners here at NEOS and all the employees,

01:16

is that we are all going with that. It's not, you know, they're not looking to just buy the assets or something like that. They're really looking at the team, what we've built here, and they want to continue the, obviously, momentum we've had, continue the growth we've had, but really support us in what we're trying to do as, you know, an asset manager in this option income space and continue to support and help us wherever they can. So for us,

01:44

it's really been important as we were looking and talking to Goldman over these past number of months, really getting a view of how they look at the world. And they really look at it very similar to us. They look at themselves like we do as a solutions provider. They put the investor first and thinking about what the investor might need and meeting them where they are. And so as we've built out our 19 ETFs and built out this option income suite, and as you know, we have a number more ETFs in registration and more on the drawing board.

02:13

We are really still trying to meet the investor where they are. We're trying to continue to be that solutions provider, slice up that asset allocation pie when you're looking at your income bucket of your portfolio. And Goldman had all the same views as us. So it made a lot of sense for us to, yes, we've grown a lot over the past four years.

02:31

But to have that support to open more doors for us and help us get to the next stage and continue the evolution of what we've been doing here at NEOS. And it's really exciting because Goldman Sachs Asset Management, of course, is a well-known name. They have a lot of history, a lot of resources. So I think, you know, having them as your backer can definitely, you know, enhance what you guys already have offered.

02:51

to offer, plus your future opportunities for distribution and technology and everything that goes along with it. I think it's a really good setup. So I guess, what is it about Goldman over some of maybe the other asset providers out there that you guys really felt like it was a good home for you?

03:07

Yeah i think you know like I said we thought about the investors first and we thought about the funds um and we thought where would be a good next step to help foster the funds we already have but also let us continue the innovation we've been doing in the space let us bring out more products let us think about um

03:24

where that next alternative fund or index fund with the option overlay, where it might be and still support us in that while still giving us or helping to give us more access to advisors, which, you know, we're, while we've grown a lot, we're not on a lot of platforms. We've, we're still growing. We still, you know, are still trying to get into places where people cannot access the NEOS ETFs. So we're hoping that Goldman can help,

03:50

with that and help open some doors and help push that along while still keeping the core of what NEOS is. And so I've been talking to a lot of people in the community on X and Facebook investing groups, as well as here on the channel. And everyone's excited about this news, but also a little apprehensive. So can you put everyone's mind to rest? What's happening with NEOS brand? What's happening to the employees and all the existing ETFs that you have? What's going to happen with this transition?

04:16

Sure. So this was obviously very important for myself, for Garrett and the other partners here. We really wanted to make sure the entire NEOS team was part of this transaction. We are all

04:31

moving over to Goldman. Um staying in our current Connecticut location. So next time we talk, um the same background that' we're not going anywhere. part, we get to continue doing the entire team here employees are very excited it means for their next s and being part of a large

04:57

being able to talk about, talk to advisors or the marketing team or other parts of the business, still being able to focus on the NEOS business. NEOS as a brand is still staying. I think there's been, you know, they did another transaction this past year with Innovator. You saw how that kind of worked out. It's Innovator from Goldman Sachs. I believe it's going to be the same type of thing where it's NEOS from Goldman Sachs. So they want to keep

05:20

you know, the brand and what we're doing here so we can continue to grow and, you know, elevate and bring these ETFs everywhere. Absolutely. The NEOS brand is known, at least in the individual investor community, as someone who definitely provides really good products, really good ETFs. And you guys are very transparent about how you operate. So I'm really excited to hear that that will continue on even under the Goldman umbrella.

05:47

Along those same lines, obviously you guys have 19 ETS right now. They all have ticker symbols that we're all familiar with them. Is all that staying the same as well?

05:55

That is staying the same. Tickers are staying the same. The names will stay the same. So nothing from that standpoint that an individual investor or anybody thinking about buying one of the products has to do differently. The tickers are not changing. So we're keeping everything. If you want to invest in SPYI or QQQI or any of the others, same process you would do now through the same account that you do it now through. Love it. Distribution schedule,

06:20

strategy, everything's the same. Everything is still the same. We still doing our monthly distributions. But as you know, we broke them up for this year and we every week we have a different suite of ETFs having their distributions. But that'll stay the same going forward.

06:37

Awesome. Okay. So when it comes to Goldman Sachs Asset Management, obviously they're a very large organization. They have a big distribution network, both with advisors as well as retail investors. But what is it about Goldman Sachs that they offer that maybe NEOS can do on your own or maybe it expedites what you guys can do? Can you talk through that a little?

06:54

Sure. Um, you know, they have obviously a lot of people in their organization, um, at Goldman Sachs Asset Management in different divisions, whether it's like you said, distribution on that front, they might be able to open some doors for our sales team. They have a very large portfolio management trading team that might be able to enhance what we're doing on our side. Um,

07:19

But the great thing about it, as I said earlier, is our team staying the same. So our three traders are still going to be sitting there managing the portfolios. Garrett and I are still here. Our product and development team is still here. We're just going to have a lot of support from the Goldman team whenever we need it. And that is what really excites us. So when we're trying to get on a new platform, we could.

07:41

Call them and leverage some of their relationships, because they might already be on that platform for some of their Goldman products. So that'll be really nice to be able to have that in and be able to start the process of getting on some more of these platforms, which for us, even though we're at over 30B in assets now, we're still looked at as a smaller issuer. So it doesn't always

08:03

You know, translate into, okay, you can get on the platform just because you're at of a certain size. It takes time. It takes a lot of relationship building with those with those different platforms. But we're hoping with the Goldman team, we can hopefully move that along and get the NEOS ETFs, you know, a broader audience and have people that cannot access them today have access to them.

08:23

It's going to be a benefit for all the shareholders out there, I'm sure. So along with the shareholders and ETFs, you know, obviously Goldman Sachs Asset Management has their own high income ETFs. Some popular ones are GPIX and GPIQ.

08:37

And they kind of not the same, but similar to what NEOS has to offer. So are they going to continue with their product suite and you guys are going to continue with yours? Is there a chance they'll be combined? What does that look like going forward? As far as I know, they're continuing with theirs. And you think about it, you know, some of their products like a GPIX or GPIQ might compare to a SPYI or a QQQI.

08:59

But they're a little different. There's a little different flavor for each one. Some of them have maybe a greater total return with a lower distribution, and maybe another might have a higher distribution with a lower total return. So, you know, thinking about that, meeting the investor where they are, it gives an investor more choices within the same fund family to say, you know what, I want a little bit more distribution, or I don't need that yet. I'd like the total return better. And it gives them more choices within the same fund family. So, you know,

09:29

we're looking to bring all of these under that Goldman umbrella and offer just more choices and more solutions to the end investor. One of the comments I saw on social media was that someone was worried about the boosted line not being going forward. Is there any kind of worries we need to think about on that side?

09:47

Now, none that I could think of. The boosted suite of three ETFs we have out there now have been growing. We've had really nice inflows into those funds. We still have one in registration for the Russell 2000 boosted, which we're looking to still get out. So no plans on shutting any of the funds, period. Forget about the boosted, but

10:06

all 19 ETFs and the ones we have in registration, we're looking to get those out and, you know, have more ETFs out there for the shareholders to, to invest in. Yeah. Awesome. So last time we were on, we definitely talked about the small cap boosted one. You guys also had a silver one and maybe some other ones you guys have planning. Are those still on track? Yeah.

10:25

Yes, still on track. You know, we are going to be getting into a period where we have to start the proxy process for the current 19 ETFs. So we're just working around logistics and timing on everything. But we are still looking to get out that silver fund and the boosted Russell 2000.

10:42

Okay, good to know that, you know, even with this change coming, you know, joining Goldman Sachs Asset Management, things that we have come to expect from NEOS are going to continue on for the foreseeable future. So it's really nice to see. I think a lot of people here on the channel, including myself, love the NEOS product. So very excited and very happy to see that, you know, things aren't going to change and it's only hopefully going to get better with the extra resources that Goldman Sachs Asset Management has to offer.

11:07

So I guess, you know, things take time. But when is this effective? When is it going to be officially under the Goldman Sachs asset management umbrella? Now, that's a good question. So the next steps are, you know, starting the proxy process. And the proxy process is when a third party proxy solicitor goes out with a

11:28

what the proxy looks like. Obviously, moving the advisor from NEOS to Goldman Sachs Asset Management and a few other things that people will see as they get those proxy materials. And then each individual shareholder can vote their shares as of

11:42

a record date of how many shares they held at that date and they'll vote their shares and when the vote gets to be high enough for all the funds that's when this would close and we're anticipating a close maybe sometime in Q1 of 27. it takes time to go through this process um but people should probably start to see things soon as that that gets underway

12:05

Awesome. All right. So for everyone who is thinking about buying ETFs from NEOS or already has an ETFs from NEOS, what do they need to think about right now? Has anything changed? Nothing changes from the day to day of what we're doing here. Like I said, if they already own some NEOS ETFs or they buy them before the record date, whenever that may be, they will get some sort of proxy materials, whether that's in the mail or an email or a text message.

12:32

And it's for them to look through and understand what it might mean for their individual investing and to just vote which way that's up to them. But the idea is to get the votes through and then the proxy does take time, like I said, and then eventually to answer your question, it closes. And we're hoping to see that in Q1 of 27. Okay. And so for now, everyone still goes to your same website, invest the funds the same way, all that's the same.

13:01

Correct. They can go to our website any day for any of the information on the funds, look at the holdings or whatever they might want to find out about our funds, and they can invest the same way they normally do through whatever account they're currently using. Like I said, tickers are staying the same. Nothing's changing from that perspective.

13:20

Awesome. I really appreciate you coming on and talking through this announcement. I know a lot of people saw the announcement or it got shared on social media and there's a lot of uncertainty. So I really appreciate you coming on, kind of putting your mind at ease and really talking through what's going to be happening and what's not going to be happening so everyone gets a better sense of how these investments are going to look going forward. Just as a final takeaway, is there one thing you want to tell the audience or investors of this deal or what to expect?

13:48

I'd say, listen, like I said, you're going to get proxy materials in the next in the in the coming weeks. Take your time, understand what that means for you and your individual situation. But again, for us, you know, Garrett, my co-founding partner and I are staying here.

14:03

Everybody on the NEOS team is going to be part of the larger Goldman Sachs umbrella. But we're staying as NEOS for now. We're staying where we are in Connecticut. We're really excited about the deal. We think this could be great for NEOS and the funds. And so we're looking forward to, you know, continuing to do what we do here at NEOS.

14:24

Awesome. Yeah, I am too. I saw the video you guys put out on the day of the announcement. I read some of the media and the things you put out, the FAQs and things like that. And I think it's really a positive thing for everyone involved. So really looking forward to seeing how the news progresses over the next couple of months and the future opportunities that this deal that's joining together, NEOS and Goldman Sachs Asset Management can do for your future products and investors in general.

14:49

All right. So Troy, really appreciate you coming on. Again, congratulations. And hopefully we'll be able to talk real soon. Thank you. Looking forward to it. Thanks for watching. While you're here, check out this next video to learn more about dividends, income investing, and option selling. Make sure you subscribe. Click the like button. It really does help. Thanks.

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The Goldman Sachs Group, Inc. (“Goldman Sachs”) has entered into an agreement to acquire NEOS Investments LLC, the parent company of NEOS Investment Management, LLC (“NEOS”). NEOS serves as investment adviser for the series of NEOS ETF Trust (the “Trust,” and the series thereof, the “Funds”). In connection with the acquisition, shareholders of the Funds will be asked to approve: (1) a new investment advisory agreement between the Trust, on behalf of each Fund, and NEOS; and (2) the election of nominees to the Board of Trustees of the Trust (the “Proposals”).

The NEOS ETF Trust and its trustees, officers and nominees for trustees, NEOS and its affiliates and their officers and employees, and other persons, including Goldman Sachs and certain of its affiliates, are considered participants in the solicitation of votes (the “Participants”) in the forthcoming proxy statement. More detailed information regarding the Participants, including a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. On or about August 17, 2026, the Trust on behalf of its series (the “Funds”) will file with the SEC a preliminary proxy statement on Schedule 14A. The information in the preliminary proxy statement will not be complete and may be changed. Investors and security holders are strongly advised to read the proxy statement and the related materials on Schedule 14A that will be filed by the Trust with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the proxy statement (once it becomes available) may be obtained free of charge at www.neosfunds.com.

These materials may contain forward-looking statements relating to the business and financial outlook of the Funds that are based on the Funds' current expectations, estimates, forecasts and projections and are not guarantees of future performance. There is no assurance that a Fund will achieve its investment objective. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in these materials.

About the NEOS Funds

Each series of the Trust is an exchange-listed and exchange-traded fund that seeks high income through options based strategies. The Trust currently offers three groups of ETFs: equity high income ETFs, boosted high income ETFs and high income alternatives. For more information visit www.neosfunds.com.

About Goldman Sachs

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About Goldman Sachs Asset Management

Goldman Sachs Asset Management is the primary investing area within Goldman Sachs, delivering investment and advisory services across public and private markets for the world’s leading institutions, financial advisors, and individuals. The business is driven by a focus on partnership and shared success with its clients, seeking to deliver long-term investment performance drawing on its global network and deep expertise across industries and markets. Goldman Sachs Asset Management is a leading investor across fixed income, liquidity, equity, alternatives, and multi-asset solutions. Goldman Sachs oversees approximately $4 trillion in assets under supervision as of June 30, 2026. Follow us on LinkedIn.

Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

About NEOS Investments

Founded in 2022, NEOS Investments offers ETFs that aim to deliver the next evolution of options strategies, where seeking income is the outcome. Built on decades of research and experience, NEOS ETFs aim to empower investors with portfolio building blocks that provide monthly income, tax efficiency, and diversification through data-driven options-based ETFs. NEOS Investments’ shareholder base includes Aretex Capital and investor Tom Lydon.

Contacts:

Goldman Sachs Media Relations

Mary Athridge

+1 212 902 5400

mary.athridge@gs.com

Goldman Sachs Investor Relations

Jehan Ilahi

+1 212 902 0300

jehan.ilahi@gs.com

NEOS Investments

neos@bursonbuchanan.com